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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

We consent to the inclusion in this Registration Statement on Form S-4 of Chancellor Media Corporation of Los Angeles of our reports dated February 10, 1998, except for Notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(a) as to which the date is March 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of Chancellor Media Corporation of Los Angeles and Subsidiaries as of December 31, 1997 and for the year then ended. We also consent to the reference to our firm under the captions "Experts".

                                          PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
November 5, 1998